Exhibit 10.99

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of October 9, 2017, by and between COLLECTORS UNIVERSE, INC., a Delaware corporation (the “Company”), and JOSEPH J. ORLANDO ("Executive"), with reference to the following:

A.          Executive is currently employed by the Company as the President of its Professional Sports Authenticator and PSA/DNA Division, which authenticates and grades sports trading cards and memorabilia.

B.          The Company desires to employ Executive as its Chief Executive Officer (its “CEO”), commencing on October 9, 2017, and Executive desires to accept such employment on the terms and subject to the conditions set forth hereinafter in this Agreement.

NOW, THEREFORE, in consideration of the respective promises of each party made to the other in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties, it is agreed as follows:

1.           Certain Definitions. As used in this Agreement, the following terms shall have the respective meanings given to them below.

1.1         An “Affiliate” of the Company means any individual, entity or organization that controls, is under common control with or is controlled by the Company.

1.2        The terms “beneficially owned” or “owned beneficially” and “beneficial ownership” shall have the meanings given to such terms in Rule 13d-3 under the Exchange Act, or any successor rule thereto.

1.3         The term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor act thereto.

1.4         The term “Parent” of a corporation or other entity means any Person that beneficially owns, directly or indirectly, a majority of the Voting Securities (as defined below) of that corporation or other entity.

1.5         The terms “Person” and “person” mean any natural person and any corporation, limited liability company, general or limited partnership, joint venture, trust, estate or any other organization or entity (whether or not incorporated).

1.6         The term “Cause” shall mean the occurrence of any of the following:

(a)     Executive’s conviction of an act that, under applicable law or government regulations, constitutes a felony or a misdemeanor involving moral turpitude;

(b)     Executive’s commission of an act that subjects or, in the judgment of the Company’s Board of Directors (the “Board”) is reasonably likely to subject, the Company, or any Affiliate of the Company, to any material civil liabilities or penalties or any criminal penalties or fines;

(c)     Any conduct by Executive that constitutes unlawful harassment, discrimination or retaliation, or which, in the good faith judgment of the Board, is deemed by it to be detrimental to the Company’s reputation or its competitive position within any of its markets (including the use or possession by Executive of any controlled substance, chronic abuse of alcoholic beverages, moral turpitude or the like);

(d)     Executive’s breach or violation of any of his covenants in his Employee Confidentiality Agreement;

(e)     Executive’s breach or violation of any conflict of interest, ethics or employment policies from time to time adopted by the Board and made applicable to all Company employees generally or any of such policies that are applicable more specifically to financial executives or executive officers of the Company, (i) which continues unremedied for a period of ten (10) days following written notice thereof to Executive from the Company or (ii) which the Board determines is not susceptible of cure within such 10-day time period;

(f)         Executive’s breach or violation of any of his material covenants or obligations contained in this Agreement (i) which continues unremedied for a period of fifteen (15) days following written notice thereof from the Company to Executive or (ii) which the Board determines is not susceptible of cure within such 15-day time period;

(g)         Executive’s gross negligence or willful misconduct, or the reckless disregard by Executive of material and adverse consequences to the Company or any of its Affiliates of any of his decisions or actions, in each case as determined in good faith by the Board; and

(h)         Executive’s insubordination with respect to any lawful direction of the Board or Executive’s failure, on at least two separate occasions, to perform his material duties as Chief Executive Officer, other than due to his illness or his Disability (as defined below).

1.7          Change in Control of the Company.

1.7.1       A “Change in Control” of the Company shall be deemed to have occurred if:

(a)          There is consummated:

(i)        any consolidation or merger of the Company with another Person, if (A) the Company is not the Surviving Person in such consolidation or merger, or (B) the shares of the Company’s Voting Securities are converted into cash, other securities or other property, provided, however, that any such merger or consolidation shall not constitute a Change in Control if the holders of the Company’s Voting Securities immediately prior to such merger or consolidation will own, in the aggregate, at least 50% of the outstanding Voting Securities of the Surviving Person (or its Parent, if any) immediately after consummation of such merger or consolidation; or

(ii)       any sale, exchange or other transfer, including a lease (in one transaction or a series of related transactions within a period of 12 consecutive months) of all, or substantially all, of the assets of the Company, provided, however, that such sale, exchange or other transfer shall not constitute a Change in Control if (A) the Person acquiring such assets is a corporation or other entity in which the holders of the Company’s Voting Securities immediately prior to such transaction will own, in the aggregate, at least 50% of the outstanding Voting Securities of the Person acquiring such assets (or of the Parent thereof, if any), immediately after consummation of such transaction, or (ii) such Person is a “related person” within the meaning of Treasury Regulation § 1.409A-3(i)(5)(vii)(B) promulgated under the Code; or

(b)          any Person, or any group of Persons acting in concert (within the meaning of Section 13(d) or Section 14(d)(2) of the Exchange Act), shall directly or indirectly acquire (other than in or as a result of a transaction described in Paragraph 1.7(a) above) beneficial ownership of securities of the Company possessing more than 50% of the total combined voting power of the Company’s then outstanding securities, unless:

(i)        the Person or group making such acquisition of beneficial ownership (the “Acquiring Person”) was (A) the Company or an Affiliate of the Company, (B) an employee benefit plan of Company or any of its Affiliates or a trustee or other fiduciary holding securities under any such employee benefit plan, or (C) an underwriter temporarily holding securities of the Company pursuant to a firmly underwritten public offering of such securities, or

(ii)       the transaction that caused such Acquiring Person’s beneficial ownership to exceed fifty percent (50%) of the outstanding voting securities of the Company was a purchase by the Acquiring Person of Voting Securities of the Company in a firmly underwritten public offering thereof; or

(c)          Over a period of twenty-four (24) consecutive months or less, there is a change in the composition of the Company’s Board such that a majority of the Board members (rounded up to the next whole number, if a fraction) ceases, by reason of one or more proxy contests for the election of Board members, to be composed of individuals who either (i) have been Board members continuously since the beginning of that 24-month period, or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in the preceding clause (i) who were still in office at the time that election or nomination was approved by the Board.

1.7.2       Notwithstanding the foregoing, however:

(a)         For purposes of this Agreement a “Change in Control” within the meaning of this Section 1.7 shall not be deemed to have occurred solely as the result of any acquisition of Voting Securities by the Company or any subsidiary thereof that has the effect of (i) reducing the number of the Company’s outstanding Voting Securities, or (ii) increasing the beneficial ownership of the Company’s Voting Securities by any Person to more than fifty percent (50%) of the Company’s outstanding Voting Securities; provided, however, that, if any such Person shall thereafter acquire beneficial ownership, directly or indirectly, of any additional Voting Securities of the Company (other than pursuant to a stock split, stock dividend, or similar transaction) and immediately thereafter beneficially owns more than fifty percent (50%) of the then outstanding Voting Securities of the Company, then, a “Change in Control” shall be deemed to have occurred for purposes of this Section 1.7; and

(b)         If and to the extent that any amount constituting deferred compensation (as defined in Section 409A of the Code) would become payable under this Plan by reason of the consummation of a Change in Control, such amount will become payable only if the event constituting the Change in Control would also qualify as a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each as defined within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and IRS guidance that has been promulgated or may be promulgated thereunder from time to time.

1.8         Effective Date. The term “Effective Date” of this Agreement means the date first set forth above in this Agreement.

1.9         Good Reason Events. Each of the following actions by the Company shall constitute a “Good Reason Event” that will entitle Executive to terminate his employment for Good Reason on the terms, but subject to the conditions, set forth in whichever of Section 5.3 hereof or Section 6.1 hereof is applicable by their respective terms:

(a)         The Company materially reduces Executive's authority, duties or responsibilities with Company from the authority duties or responsibilities Executive possessed immediately prior to the consummation of the Change in Control; or

(b)         The Company changes Executive’s principal position with Company in a manner or to an extent that such reduction or change (as the case may be) constitutes or would generally be considered to constitute a demotion of Executive;

PROVIDED, however, that if either of the foregoing actions is taken by the Company as a result of (i) the Disability of Executive, or (ii) any acts or omissions of Executive or any other occurrence that would entitle Company to terminate Executive’s employment hereunder for Cause, then such action shall not constitute a Good Reason Event and any termination by Executive of his employment with the Company by reason of such action shall not constitute a termination of employment for Good Reason pursuant to this Section 1.9 or entitle Executive to compensation pursuant to Section 5.4 below.

(c)          The Company materially reduces Executive's base salary or base compensation below the amount thereof as prescribed by this Agreement, provided that no such reduction shall constitute a Good Reason Event, and any termination by Executive of his employment by reason of such reduction shall not constitute a termination for Good Reason, if such reduction is made (i) as part of an across-the-board cost cutting measure that is applied equally or proportionately to all senior executives of Company, rather than discriminatorily against Executive, or (ii) by and at the election of the Company due to Executive’s Disability or any acts or omissions of Executive or other occurrence that would entitle Company to terminate Executive’s employment for Cause; or

(d)          The Company relocates Executive to an office located more than thirty (30) miles from Executive’s then current office location (other than for temporary assignments or required travel in connection with the performance by Executive of his duties for Company), unless such relocation reduces the travel distance between Executive’s then principal residence and his new office location; or

(e)          The Company breaches any of its material obligations to Executive under this Agreement and fails to cure such material breach prior to the expiration of a period of thirty (30) days following the giving of a written notice from Executive to the Company of such breach which sets forth, in reasonable detail, the actions, facts or circumstances that Executive is asserting constitute such breach by the Company.

1.10       The term “Good Reason Termination Notice” means a written notice from Executive to the Company, of Executive’s election to terminate his employment with the Company pursuant to Section 6.1 hereof due to the occurrence of a Good Reason Event, provided, however, that, to be effective such notice must set forth a description, in reasonable detail, of the action or event which Executive is asserting constitutes such Good Reason Event.

1.11        The terms “IRC” and “Code” shall each mean the Internal Revenue Code of 1986, as amended.

1.12        Surviving Person. The term “Surviving Person” shall mean the corporation or other entity that is either (i) the surviving or continuing corporation of entity in a merger or consolidation of the Company with another corporation or entity, whether that is the Company or another party to such merger or consolidation or (ii) the corporation or other entity which acquires all or substantially all of the assets of the Company in a single or series of related transactions which constitutes a Change in Control as contemplated by Subparagraph 1.7(a)(ii) above.

1.13        Disability. The terms “Disability” and “Disabled” shall mean Executive’s incapacity due to physical or mental illness that causes the Executive to be absent from his duties with the Company on a full-time basis for three (3) consecutive months or for a period of one hundred eighty (180) non-consecutive days in any twelve (12) month period. In the event there is a dispute over whether the Executive is disabled, then, such dispute shall be resolved by a practicing physician, licensed as such and in good standing, in California that is selected by the Company, to conduct a physical examination or, in the case of an alleged mental disability of Executive, a psychiatrist to conduct a psychological examination, of Executive and Executive agrees that he will submit to such examination in the event of any such a dispute. The determination of such physician or psychiatrist (as the case may be) shall be binding on and non-appealable by the parties hereto.  Any refusal or failure of Executive to submit to such a physical or psychological examination shall, for purposes of this Agreement, constitute Executive’s admission that he is Disabled.

1.14        Termination Date. The term “Termination Date” shall mean Executive’s last day of employment with Company. For avoidance of doubt, the Termination Date will be deemed not to have occurred unless Executive’s last day of employment also constitutes a “separation from service” within the meaning Section 409A of the IRC.

1.15        The term “Voting Securities” of any Person that is a corporation, including the Company, means the combined voting power of that Person’s then outstanding securities having the right generally to vote in elections of that Person’s directors. The term “Voting Securities” of any Person other than a corporation, such as a partnership or limited liability company, shall mean the combined voting power of that Person’s outstanding ownership interests in such entity that are entitled generally to be voted or to select the individuals (such as the managers of a limited liability company) that have substantially the same authority or decision-making powers with respect to such entity that are generally exercisable by directors of a corporation.

2.            Employment as Chief Executive Officer.

2.1          Employment of Executive. The Company hereby employs Executive as its Chief Executive Officer (the “CEO”), and Executive hereby accepts such employment and agrees to serve in that position, on a full time basis, in accordance with the terms and subject to the conditions contained in this Agreement. Executive shall perform his duties and responsibilities as the Company’s CEO fully, faithfully and in a diligent and timely manner throughout the term of his employment as CEO of the Company and, in his capacity as CEO, he will report to the Board.

2.2          CEO Responsibilities. As the Company’s CEO, Executive shall be responsible for (i) the formulation of strategic and business plans and initiatives for the Company and its subsidiaries and upon their approval by the Board, their implementation, (ii) the supervision of the senior management personnel of the Company and its subsidiaries, (iii) the financial performance and financial condition of the Company and its subsidiaries, and (iv) the accuracy and completeness of the Company’s financial and public reporting, including the reports filed with the Securities and Exchange Commission, all under the oversight of the Board. Executive also shall perform such other duties as may be assigned from time to time to him by the Board, provided that such duties are commensurate with those customarily assigned to chief executive officers of public companies with revenues and market capitalizations comparable to that of the Company. Executive hereby represents and warrants that, except as may otherwise have been disclosed in writing to the Company, he is under no contractual or other commitments, written or oral (including under any non-competition, trade secret or confidentiality or similar agreements), and has no duties or responsibilities, that are inconsistent or would interfere with the performance by him, on a full time basis, of his duties as the Company’s CEO. In addition, Executive represents that none of the information that he needs or will use in performing his duties as the Company’s CEO was or will be obtained from any Person who employed Executive in the past as an employee or engaged Executive’s services as an non-employee consultant or advisor.

2.3         Principal Place of Employment. Executive shall perform his duties as the Company’s CEO principally at the Company’s executive offices in Santa Ana, California, except when required to travel on Company’s business.

2.4         Employee Confidentiality Agreement. Executive acknowledges that has previously entered into an Employee Confidentiality Agreement (the “Confidentiality Agreement”) with the Company. Executive represents and warrants and agrees that such Confidentiality Agreement is binding on and enforceable against him in accordance with its terms and shall remain unchanged and in full force and effect and shall survive and continue in full force and effect following the expiration or any other termination of this Agreement or of Executive’s employment with the Company.

3.            Term of Employment. Unless sooner terminated as provided in Section 5 or Section 6 below, the term of Executive’s employment with the Company as its CEO shall be one (1) year, commencing on October 9, 2017 (the “Commencement Date”) and ending on the first anniversary thereof (the “Expiration Date”). If, at any time during the term of Executive’s employment hereunder, there is a termination of Executive’s employment with the Company for any reason whatsoever, including by reason of the expiration of the one-year term of Executive’s employment under this Agreement, and irrespective of whether such termination is by the Company or Executive, this Agreement shall terminate and shall be of no further force or effect; provided, however, that the following provisions of this Agreement shall survive the expiration or any other termination of this Agreement and the expiration or other termination of Executive’s employment with the Company:  (i) Section 1 (“Certain Definitions”); (ii) this Section 3; (iii) Section 5 (“Termination of Employment”); (iv) Section 6 (“Termination by Executive for Good Reason or Following a Change in Control”); (v) Section 7 (“Payment Delay Provisions”); (vi) Section 8 (“Release of Claims”); and (vii) Section 9 (“Miscellaneous”).

4.            Compensation and Benefits. Executive’s compensation for all services rendered, as CEO or in any other capacity, to the Company or to any of its Affiliates shall be as follows:

4.1         Salary. Executive will receive an annual base salary of Three Hundred Fifty Thousand Dollars ($350,000) (the “Annual Salary”), which shall be payable in twenty-four (24) equal twice-monthly installments in accordance with the Company’s customary payroll practices, less taxes and other required withholdings. If Executive’s employment commences other than on the first day of any calendar month or expires or terminates other than on the last business day of any calendar month, the portion of the Annual Salary for such month shall be pro-rated based on the number of days in such month that Executive was employed by the Company as its CEO.

4.2         Incentive or Bonus Compensation.

(a)          Executive shall have the opportunity to earn bonus compensation (the “Bonus Opportunity”) at target in the amount of seventy-five percent (75%) of Executive’s Annual Salary, pro-rated for the number of days he is employed during the Company’s fiscal year ending June 30, 2018 (Executive’s “Pro-Rated Annual Salary”), as follows:

(i)          Eighty percent (80%) of the Bonus Opportunity will be contingent on the achievement of one or more corporate financial goals or objectives in the Company’s second, third and fourth fiscal quarters ending December 31, 2017, March 31, 2018 and June 30, 2018, respectively, or for the nine months ended June 30, 2018, based on the Company’s fiscal 2018 annual operating plan (the “AOP”) as previously approved by the Board of Directors, subject to such adjustments thereto as may be approved by the Compensation Committee of the Board within sixty (60) days of the Commencement Date and shall require that the Executive shall have been in the continuous service of the Company as its CEO throughout the period from the Commencement Date to and including June 30, 2018.

(ii)          The other twenty percent (20%) the Bonus Opportunity will be contingent on the Executive’s achievement of individualized or personal performance objectives (“MBOs”) to be established, within 60 days of the Commencement Date, by the Company’s Compensation Committee and shall require that the Executive shall have been in the continuous service of the Company as its CEO throughout the period from the Commencement Date to and including June 30, 2018.

(b)          Executive shall be entitled to participate in any equity incentive plans or programs that are adopted by the Board of Directors or its Compensation Committee during the term of Executive’s employment as CEO and are generally made available to the Company’s executive officers, subject to the eligibility requirements and the other terms and conditions thereof, including any performance, time or other vesting conditions; provided that it is understood and agreed that neither the Board nor its Compensation Committee shall be obligated to adopt any such incentive or bonus plans or programs.

(c)          Nothing contained in this Section 4.2 is meant to preclude the Compensation Committee from awarding Executive a discretionary bonus if and as the Committee deems it to be appropriate in its sole and absolute discretion.

4.3          Employee Benefits. During the term of Executive’s employment as the Company’s CEO, he will be entitled to participate in those employee benefit programs that are generally made available to full time employees of the Company, subject to the eligibility requirements thereof, including, without limitation, health insurance coverage for him and his immediate family, paid vacation which shall accrue in accordance with the Company’s applicable vacation policy, and any 401K or other ERISA compliant retirement savings plans that the Company may have in effect or establish for its employees generally.

4.4          Reimbursement of Expenses. Executive shall be entitled to be reimbursed promptly for the reasonable out-of-pocket expenses incurred by him in the performance of his duties for the Company, in accordance with and subject to the Company’s expense reimbursement policies as in effect from time to time. Without limiting the Company’s obligation pursuant to the preceding sentence, but subject to Executive’s compliance with the Company’s expense reimbursement policies, reimbursements of any such expenses shall (a) be paid to the Executive no later than sixty (60) days following the year in which the expenses were incurred, (b) the right to reimbursement during the year will not affect reimbursements or in-kind benefits provided to the Executive in any other year, and (c) the Executive’s right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

4.5          Taxes and Withholdings. All compensation and benefits payable to Executive under this Agreement, including salary payments, any bonus compensation he may earn, and any amounts that may become payable to him pursuant to Section 5 or Section 6 below, shall be paid net of any employment taxes and any other withholdings required pursuant to applicable law or under any Company employee benefit plans or programs in which Executive or his dependents participate.

5.            Termination of Employment.

5.1          Termination of Executive’s Employment by the Company for Cause or by Executive without Good Reason. The Company may terminate Executive’s employment for Cause (as defined in Section 1.6 above), at any time effective on written notice to him. Executive may resign or terminate his employment with the Company at any time and for any reason, without Good Reason (as hereinafter defined) effective on fifteen (15) days prior written notice to the Company, provided that, if Executive elects to resign or so terminate his employment, the Company in its sole discretion may elect, instead, to terminate Executive’s employment for Cause effective either immediately on written notice to Executive or on less than 15 days prior written notice to him. On any such termination of Executive’s employment, whether by the Company for Cause or by Executive without Good Reason, the Company’s sole obligation and liability to Executive shall be to pay Executive any unpaid salary, together any employee benefits and any unused vacation, accrued to the effective date of such termination of or resignation (as the case may be) of Executive’s employment.

5.2          Termination of Employment due to Executive’s Disability or Death or by the Company without Cause.

(a)          Termination due to Death or Disability. Executive’s employment with the Company shall terminate immediately in the event of his Disability or Death, and in the event of such a termination, Executive, or in the case of his death, his estate, heir or covered dependents (as the case may be), shall become entitled to receive the compensation set forth in Section 5.4 below.

(b)          Termination by the Company without Cause. The Company may terminate this Agreement and Executive’s employment at any time without Cause, effective on thirty (30) days prior written notice to Executive, provided, however, that the Company may elect, instead, to make such termination of Executive’s employment without Cause effective either immediately on written notice to Executive or on less than 30 days prior written notice, in which event, however, Executive will be entitled to continue receiving his compensation, as set forth in Section 4 above, until the thirtieth (30th) day following the giving of such notice of termination to the same extent as if the effective date thereof were deemed to occur on that thirtieth (30th) day. Upon and by reason of any such termination of Executive’s employment by the Company without Cause, Executive shall become entitled to receive the compensation set forth in Section 5.4 below.

5.3         Termination by Executive for Good Reason. Executive shall become entitled to terminate this Agreement and his employment with Company for “Good Reason” due to the taking by the Company of an action that constitutes a Good Reason Event (as defined in Section 1.9 hereof), if the Company fails to rescind or cure such Good Reason Event prior to the expiration of a thirty (30) day period following the Company’s receipt of a Good Reason Termination Notice from Executive. Notwithstanding anything to the contrary that may be set forth above in this Section 5.3 or elsewhere in this Agreement, however, it is expressly agreed that Executive shall not be entitled to terminate his employment for Good Reason, if (i) the Company was required to take any of actions set forth in Section 1.9 in order to comply with any applicable laws or government regulations or any order, ruling, instruction or determination of any government agency or tribunal or any court having jurisdiction over Company, its Parent (if any), or any of its other Affiliates; or (ii) Executive fails to give the Company the required Good Reason Termination Notice, containing the information set forth in Section 1.10 above, within thirty (30) days of the earlier of the date on which Company notifies Executive, or the date on which Executive first learns, that the Company has taken an action that constitutes a Good Reason Event. In the event of a termination by Executive of his employment with the Company for Good Reason, Executive shall become entitled to receive the compensation and benefits set forth in Section 5.4 below (the “Severance Compensation”).

5.4         Compensation on Termination of Employment pursuant to Section 5.2 or 5.3. If there is a termination of Executive’s employment pursuant to Section 5.2 or Section 5.3 above, then, as the Company’s sole and exclusive obligation and liability to Executive and his dependents by reason thereof, Executive shall become entitled to receive the following compensation and benefits, subject to the provisions of Section 7 hereof to the extent applicable to the payment of such compensation and benefits:

(a)          Salary Continuation. The Company shall continue to pay Executive (or in the case of his death, to his heirs) his salary, at the rate in effect on the date of such termination of employment, for the then remaining original term of his employment as set forth in Section 3 above, but in no event for more than six (6) months following the effective date of such termination of employment (the “Salary Continuation Period”), with such payments (“salary continuation payments) to be made by the Company to Executive (or his estate or heirs, as the case may be) in twice-monthly equal installments, less required taxes and withholdings, on the Company’s regular payroll dates and in accordance with the Company’s customary payroll procedures as then in effect. Each salary continuation payment shall be considered a separate payment for purposes of Section 409A of the IRC, including for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii) promulgated under the IRC.

(b)          Continuation of Medical Insurance. Upon a timely election of the continuation coverage under COBRA, by Executive or, in the case of a termination due to his death, by his dependents who were “covered dependents” under the Company’s group health insurance plan or program, the Company will pay one hundred percent (100%) of Executive’s COBRA premiums for the continuation of medical insurance coverage under the Company’s group health insurance plan as in effect on the day immediately preceding the effective date of such termination without Cause or for Good Reason for the Insurance Continuation Period (the “Medical Insurance Continuation Benefit”). For purposes of this Section 5.4(b), the term “Insurance Continuation Period” shall mean (i) the Salary Continuation Period (as defined above) or (ii) the period ending on the date on which Executive obtains employment with another employer that makes group health insurance available to him and his dependents, whichever is shorter. Each premium payment shall be paid when due and shall be considered a separate payment for purposes of Section 409A of the Code.

5.5          Expiration of Term. Unless otherwise agreed in writing by Executive and the Company, upon expiration of the one-year term of Executive’s employment hereunder, this Agreement and Executive’s employment with the Company will terminate automatically, without the necessity of any notice from either party to the other and, in that event, the Company’s sole obligation and liability to Executive shall be to pay Executive any unpaid salary, together with any employee benefits and any unused vacation, accrued to the Expiration Date

5.6          Exclusivity of Remedies. In the event of any termination of Executive’s employment by the Company or by Executive, pursuant to Section 5.1, Section 5.2 or Section 5.3 hereof, then the respective rights and remedies and the respective obligations of the parties hereto set forth in this Section 5 shall constitute the sole and exclusive rights, remedies and obligations of the parties arising out of or in connection with any such termination of Executive’s employment with the Company, and each party expressly disclaims and waives any and all other rights or remedies which such party would, but for the provisions of this Section 5.6, have under this Agreement or under applicable law by reason of such termination of employment or the acts or omissions that led to such termination of employment.

6.            Termination by Executive for Good Reason Following a Change in Control.

6.1         Termination Following a Change in Control. Executive shall become entitled to terminate his employment and to receive the severance compensation provided for in Section 6.2 below, rather than the severance compensation provided in Section 5 above, if (i) a Change in Control of the Company is consummated while Executive is employed by the Company as its CEO and (ii) either of the following additional events occurs, while Executive is still the CEO of the Company or an employee of the Surviving Person in such Change in Control, as a direct result of or at the time of or within (but not later than) twelve (12) months following the consummation of such Change in Control:

(a)         Executive’s employment with the Company is terminated without Cause pursuant to Section 5.2(b) of this Agreement by the Company, or by the Surviving Person (if other than the Company); or

(b)         Executive terminates his employment and all positions he may hold with the Company or the Surviving Person (if other than the Company) for Good Reason pursuant to, and subject to the conditions and exceptions set forth in, Section 5.3 above, as a result of the occurrence of a Good Reason Event within twelve (12) months following the consummation of the Change in Control, provided that Executive furnishes the Company or such Surviving Person (if other than the Company) the Good Reason Termination Notice required by Section 5.3 no later than thirty (30) days after the occurrence of such Good Reason Event and the Company or such Surviving Person, as the case may be, fails to rescind such Event within thirty (30) days following its receipt of such Good Reason Termination Notice.

6.2          Severance Compensation upon a Termination Pursuant to Section 6.1. Subject to Subsections 6.3 (“Accrued but Unpaid Amounts”) and 6.4 (“No Requirement of Mitigation”) and Section 7 (“Payment Delay Provisions and Parachute Limitations”) in this Agreement, upon a termination of Executive’s employment pursuant to and meeting the applicable conditions of Section 6.1 above (a “Section 6 Termination”), Executive shall become entitled to receive the following severance compensation and benefits:

(a)          Accrued but Unpaid Amounts. All unpaid salary and benefits payable to Executive under this Agreement accrued to the date of such Section 6 Termination.

(b)          Salary Benefit. An amount, payable at the times and in the manner set forth in Section 6.3 below, equal to one (1) times Executive’s Annual Salary under this Employment Agreement as in effect as of the date of such Section 6 Termination.

(c)          Medical Insurance Continuation Benefit. Upon a timely election of the continuation coverage under COBRA by Executive, the Medical Insurance Continuation Benefit for the Insurance Continuation Period as set forth in Section 5.4(b) above.

Notwithstanding any other provision in this Agreement to the contrary, under no circumstances, shall the Executive be permitted to exercise any discretion to modify the amount, timing or form of payment or benefit described in this Section 6.2.

6.3          Timing and Manner of Payment. Except as otherwise set forth in Section 7.1 below, Executive shall be entitled to receive the payments referenced in Sections 6.2(a) and (b) in a single lump sum, less taxes and other required or applicable withholdings, on the tenth (10th) business day following such Section 6 Termination.

6.4          No Requirement of Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Section 6 by seeking other employment or otherwise, nor shall any compensation or other payments received by the Executive from other Persons after the date of a Section 6 Termination reduce any payments due to him under this Section 6, except as otherwise provided in Section 5.4(b) with respect to the Medical Insurance Continuation Benefit payable pursuant thereto or pursuant to Section 6.3(c) above (as the case may be). Notwithstanding the foregoing, however, if Executive receives or earns any compensation (whether in cash or in kind) for services rendered in any capacity for or to or for the benefit of a competitor of the Company prior to the payment in full to him of his severance compensation under this Section 6, such payments or the fair value of the other compensation received or receivable by him for the provision of services to such competitor shall be applied to reduce, dollar for dollar, the amount of the severance compensation that Executive would have otherwise been entitled to receive under Section 6.3.

6.5          Exclusivity of Remedies. In the event of any Section 6 Termination of Executive’s employment, then the respective rights and remedies and the respective obligations of the parties hereto set forth in this Section 6 shall constitute the sole and exclusive rights, remedies and obligations of the parties arising out of or in connection with any such termination of Executive’s employment with the Company or any Surviving Person (as the case may be), and each party expressly disclaims and waives any and all other rights or remedies which such party would, but for the provisions of this Section 6.5, have under this Agreement or under applicable law by reason of such termination of employment or the acts or omissions that led to such termination of employment.

7.             Payment Delay Provisions and Parachute Limitations.

7.1          Payment Delay. Notwithstanding anything herein to the contrary, but subject to the exceptions set forth in Section 7.2 below, to the extent any payments to Executive pursuant to Section 5 or Section 6 hereof, are treated as non-qualified deferred compensation subject to Section 409A of the Code, then (i) no such amount shall be payable pursuant to Section 5 or Section 6, as applicable, unless Executive’s termination of employment constitutes a “separation from service” with the Company, as such term is defined in Treasury Regulation § 1.409A-1(h) or any successor provision thereto (a “Separation from Service”), and (ii) if Executive, at the time of his Separation from Service, is determined by the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and the Company determines that delayed commencement of any portion of the termination benefits payable to Executive pursuant to this Agreement is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) (any such delayed commencement, a “Payment Delay”), then, such portion of the compensation payable to Executive pursuant to Section 5 or Section 6 (as applicable) shall not be paid or otherwise provided to Executive prior to the earliest of (A) the expiration of the six (6) month period measured from the date of Executive’s Separation from Service, (B) the date of the Executive’s death or (C) such other date as is permitted under Section 409A of the Code.  Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to a Payment Delay shall be paid in a lump sum to Executive within 10 days following such expiration, without interest, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.  The determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall made by the Board in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) or any successor provision thereto).

7.2         Exceptions to Payment Delay. Notwithstanding Section 7.1 above, to the maximum extent permitted by applicable law, amounts payable to Executive pursuant to Section 5 or Section 6 shall be made in reliance upon Treasury Regulation § 1.409A-1(b)(9) with respect to separation pay plans, or Treasury Regulation § 1.409A-1(b)(4) with respect to short-term deferrals. Accordingly, the severance or post-termination payments provided for in Section 5 and Section 6 are not intended to provide for any deferral of compensation subject to Section 409A of the Code to the extent that:

(a)          such payments, pursuant to their terms, may not be made later than the 15th day of the third calendar month following the later of: (i) the end of the Company’s fiscal year, or (ii) the calendar year, in which Executive’s Separation from Service occurs, or

(b)          (i) such payments do not exceed an amount equal to two times the lesser of (A) the amount of Executive’s annualized compensation based upon Executive’s annual rate of pay for the calendar year immediately preceding the calendar year in which Executive’s Separation from Service occurs (adjusted for any increase during the calendar year in which such Separation from Service occurs that would be expected to continue indefinitely had Executive remained employed with the Company) or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which Executive’s Separation from Service occurs, and (ii) such payments shall be completed no later than December 31 of the second calendar year following the calendar year in which Executive’s Separation from Service occurs.

7.3          Parachute Limitations. Notwithstanding anything in this Agreement to the contrary, if any compensation, payment, benefit or distribution by the Company or a Surviving Person to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Severance Compensation”), would be subject to the excise tax imposed by Section 4999 of the Code, then, if and to the extent that any or all of the payments and benefits provided for in this Agreement constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 7.3, be subject to Excise Taxes (as defined below), then, the aggregate amount of such Severance Compensation shall be reduced such that the present value thereof (as determined under the Code and applicable regulations) is equal to Executive’s “Threshold Amount” (as defined below). The determination of any reduction of any payment or benefits under this Section 7.3 pursuant to the foregoing provision shall be made by a nationally recognized public accounting firm chosen by the Company in good faith, and such determination shall be conclusive and binding on the Company and the Executive. For purposes of this Section 7.3, the term “Threshold Amount” shall mean three (3) times Executive's “base amount” (within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder) less one dollar ($1.00); and the term “Excise Taxes” shall mean the excise taxes imposed by Section 4999 of the Code, and any interest or penalties incurred by Executive with respect to such excise taxes.

8.           Release of Claims. It shall be a condition precedent to the obligation of the Company to pay Executive, and to the rights of Executive to receive, the salary continuation payments and other benefits under Section 5 hereof or the severance compensation and other benefits set forth in this Section 6, as applicable, that Executive shall (i) execute and deliver to the Company, and not revoke, a separation and release agreement, in a form prescribed by Company (the “Separation Agreement”), and (ii) remain in full compliance with the Separation Agreement. Such Separation Agreement shall include, without limitation, a non-disparagement provision, a post-termination cooperation provision, a confidentiality provision, a covenant not to sue and a general release of all rights and claims, known or unknown, that Executive may have or may be entitled to assert against the Company or the Surviving Person (as the case may be) or any of its respective Affiliates and an express waiver of California Civil Code Section 1542, provided that such release shall not apply to Executive’s rights or the Company’s obligations under Section 5 or Section 6 (as applicable). If the terms of the Separation Agreement are such that the permissible period for its execution and delivery to the Company spans two tax years of the Employee, then the salary continuation payments and other benefits under Section 5 hereof or the severance compensation and other benefits set forth in this Section 6 shall commence in the second of the two tax years, provided that the first installment payment shall include all amounts that would otherwise have been paid to Executive during the period beginning on the termination date and ending on the first payment date if no delay had been imposed.

9.           Miscellaneous.

9.1          No Other Agreements. This Agreement, together with the Employee Confidentiality Agreement contain all of the terms and provisions relating to and governing the employment relationship between Executive and the Company and shall supersede any other prior or contemporaneous agreements or understandings (written, oral or implied) between Executive and the Company relating in any way to Executive’s employment as CEO of the Company.

9.2          Amendments and Waivers. This Agreement may be amended at any time, but only by a written instrument signed by both parties. A waiver by either party of any of such party’s rights or any of the obligations of the other party under this Agreement shall not be binding, effective or enforceable unless such waiver is set forth in a written instrument signed by the party who is purported to have granted such waiver.  No failure to exercise and no delay on the part of either party in exercising any right or power set forth herein or granted by law will operate as a waiver thereof and any single or partial exercise of any right, power or privilege shall not preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Agreement or applicable law.

9.3          Severability. If any provision of this Agreement or of the Employee Confidentiality Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or thereof (as the case may be) shall not be affected or impaired in any way.

9.4          Governing Law. This Agreement is made and is to be performed in the state of California and shall be governed by, construed in accordance with and enforced under the internal laws of the State of California, excluding its choice of law rules and principles.

9.5          Notices. To be effective, any notice or other communication (each, a “Notice”) given under or with respect to this Agreement must be in writing and will be deemed given to and received by the party to whom it is addressed (i) when it is delivered in person to such party on the business day immediately following the day on which it is delivered to a major nationwide delivery service for overnight delivery to such party, or (ii) on the day of transmission to such party, if sent by facsimile or email (with proof of receipt at the facsimile number or email address to which it is required to be sent), or (iii) on the second (2nd) business day following the day on which it is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, to the address of such party set forth on the signature page hereof. Either party may change its address for notice purposes, effective on the tenth (10th) day following the giving of a written notice thereof to the other party in the manner set forth above in this Section 9.5.

9.6          Arbitration.

(a)          Arbitration. Any dispute between the parties relating to this Agreement or any agreements entered into pursuant hereto by the parties, including any controversy or dispute regarding the enforceability or the interpretation of any of the provisions hereof or thereof, or with respect to any alleged or actual non-performance by a party of its obligations hereunder or thereunder or with respect to Executive’s performance as the Company’s CEO, shall be resolved exclusively by binding arbitration in accordance with the rules of commercial arbitration of the American Arbitration Association. Any arbitration proceeding shall be held exclusively in Orange County, California and any service of process in or in connection with any such proceeding shall be adequate if sent by certified or registered mail, postage prepaid to the address of the other party last communicated in writing by such other party to the party initiating such arbitration. The party deemed by the arbitrator to be the prevailing party in any such arbitration proceeding shall be entitled to an award obligating the other party to pay to the prevailing party the reasonable fees and disbursements of such prevailing party’s attorneys, accountants and expert witnesses incurred in or in connection with any such proceeding. The determinations of the arbitrator in any such proceeding shall be final and binding on and non-appealable by the parties.

(b)         Waiver of Jury Trial. Each of the parties acknowledges that by agreeing to resolve their disputes exclusively by arbitration, as provided in Section 9.6(a) above, they are waiving any right they may otherwise have had to have any such disputes or controversies resolved by means of a jury trial. EACH PARTY DOES HEREBY EXPRESSLY AND IRREVOCABLY WAIVE SUCH PARTY’S RIGHTS TO A TRIAL BY JURY IN ANY SUCH PROCEEDING, AND IN ANY TRIAL OR OTHER PROCEEDING BETWEEN THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT, AND EXPRESSLY AND IRREVOCABLY AGREES THAT THE TRIER OF FACT IN ANY SUCH ARBITRATION PROCEEDING OR TRIAL OR OTHER PROCEEDING SHALL BE THE ARBITRATOR OR THE JUDGE.

(c)          Exception for Equitable Relief. Notwithstanding anything to the contrary that may be contained in this Section 9.6, each party shall have the right to petition and obtain from any court of competent jurisdiction any equitable remedies, including immediate temporary, preliminary and permanent injunctive relief, to halt a breach or prevent a threatened breach of this Agreement or of the Employee Confidentiality Agreement or to obtain specific performance of any of the obligations of the other party hereunder or thereunder, and it is further expressly agreed by the parties that, in the event any action or proceeding is brought to obtain any such equitable relief or remedies, no party will urge, as a defense thereto, that there is an adequate remedy available at law and no party seeking such relief shall be obligated to post a bond or other security as a condition to the granting of any such remedies or the continued effectiveness thereof.

9.7         Construction, Certain Definitions and Headings. This Agreement is the result of arms’ length negotiations between the parties hereto, and no provision hereof shall be construed against a party by reason of the fact that such party or its legal counsel drafted said provision or for any other reason. Wherever the terms “include” or “including” appear in this Employment Agreement, such term shall mean “include without limitation” or “including but not limited to” and, unless the context indicates clearly and unambiguously to the contrary, the terms “hereof,” “herein,” “hereinafter,” “hereunder” and “hereto” and any other terms of similar meaning, whenever used in this Agreement, shall refer to this Agreement as a whole and not to the particular section, subsection, paragraph or clause of this Agreement where any such term appears. Section, subsection and paragraph headings are for convenience of reference only and shall not affect the meaning or have any bearing on the interpretation of any provision of this Agreement.

9.8         No Assignment. Neither party may transfer or assign any of its rights or obligations under this Agreement and any attempt to do so shall be null and void; provided, however, that the Company shall be entitled, without the necessity of having to obtain the consent of Executive, to assign this Agreement and delegate its duties hereunder to any corporation or other entity that acquires a majority or more of the outstanding common stock or all or substantially all of the assets of the Company, whether by purchase, merger, consolidation or otherwise.

9.9         Binding on Successors. Subject to Section 9.8 above, this Agreement shall inure to and be binding on the parties and their respective heirs, legal representatives and successors and assigns.

9.10       Counterparts. This Agreement may be executed in any number of counterparts, and each of such signed counterparts, and any photocopies or facsimile or digital copies thereof, shall be deemed to be an original, but all of which executed counterparts, and any photocopies or facsimile or digital copies thereof, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and date first above written:

COLLECTORS UNIVERSE, INC.

1921 E. Alton Avenue

Santa Ana, CA 92705

By:    /s/ DAVID G. HALL

David G. Hall

President and Chief Operating Officer

EXECUTIVE:

   /s/ JOSEPH J. ORLANDO

Joseph J. Orlando